TAIT, WELLER & BAKER
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ON INTERNAL CONTROL STRUCTURE

BOARD OF DIRECTORS
LINCOLN INVESTMENT PLANNING, INC.
WYNCOTE, PENNSYLVANIA

We have examined management's assertion that Lincoln Investment Planning, Inc. maintained an effective internal audit control structure, including the appropriate segregation of responsibilities and duties over the transfer agent and registrar functions, as of April 30, 1995 and that no material inadequacies, as defined by Rule 17ad-13(a)(3) of the Securities Exchange Act of 1934, existed at such date.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, include a study and evaluation of the internal control structure over the transfer agent and registrar functions, using the objectives set forth in Rule 17ad-13(a)(3) of the Securities Exchange Act of 1934. Those objectives are to provide reasonable, but not absolute, assurance that securities and funds are safeguarded against loss from unauthorized use or disposition and that transfer agent activities are performed promptly and accurately. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control structure, errors, or irregularities may occur and not be detected. Also, projections of any evaluation of the internal control structure over the transfer agent and registrar functions to future periods are subject to the risk that the internal control structure may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that, as of April 30, 1995 Lincoln Investment Planning, Inc. maintained an effective internal control structure, including the appropriate segregation of responsibilities and duties, over the transfer agent and registrar functions, and that no material inadequacies existed, as defined by Rule 17ad-13(a)(3) of the Securities Exchange Act of 1934, is fairly stated, in all material respects, based on the criteria established by Rule 17ad-13(a)(3) of the Securities Exchange Act of 1934.

This report is intended solely for the information and use of the Board of Directors and management of Lincoln Investment Planning, Inc. and the Securities and Exchange Commission and should not be used for any other purposes.

Tait, Weller & Baker

Philadelphia, Pennsylvania
May 31, 1995